SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant: ☒

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

WHITE ELECTRONIC DESIGNS CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
NELSON OBUS
JOSHUA H. LANDES
CAIMAN PARTNERS, L.P.
CAIMAN CAPITAL GP, L.P.
CAIMAN CAPITAL MANAGEMENT LLC
BRIAN KAHN

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Wynnefield Partners Small Cap Value, L.P. and Caiman Partners, L.P. and their respective affiliates (collectively, “the Shareholder Group”) intend to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with a proxy solicitation seeking to elect five director candidates at the White Electronic Designs Corporation’s (“WEDC”) annual meeting of shareholders to be held in calendar year 2009.

On December 22, 2008, the Shareholder Group issued the following press release:

SHAREHOLDER GROUP BEGINS OUTLINING CASE
FOR BOARD CHANGES AT WHITE ELECTRONIC DESIGNS
Monday, December 22, 8:30 am ET

NEW YORK—(BUSINESS WIRE)-- The Group of Shareholders of White Electronic Designs Corporation (NASDAQ: WEDC) holding approximately 9.8% of the company's outstanding common stock, today released a letter it wrote to the Company’s Board of Directors.  In the letter, the Shareholder Group, which has nominated five director candidates to the Company’s Board, outlined shareholders’ concerns and urged the Board to cease its value-destructive activities and preserve shareholders’ remaining equity until shareholders have had the opportunity to vote for the director nominees at the Annual Meeting.  Full text of the Shareholder Group’s letter follows below:

December 18, 2008

VIA FACSIMILE and FEDERAL EXPRESS

Board of Directors
White Electronic Designs Corporation
3601 East University Drive
Phoenix, Arizona 85034
Attention: Mr. Roger A. Derse, Secretary

Re:       White Electronic Designs Corporation (“WEDC”)

Gentlemen:

As you know Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”) and Caiman Partners, L.P. (“Caiman”), together with their respective affiliates (collectively the “Shareholder Group”), which beneficially own approximately 9.8% of WEDC’s outstanding voting shares of common stock, have submitted a letter to the Board nominating five director candidates (the “Director Nominees”) for election at WEDC’s annual meeting of shareholders to be held in calendar year 2009 (the “Annual Meeting”).  That action was necessitated by the Board’s failure to address the concerns repeatedly expressed by Wynnefield and Mr. Brian Kahn, principal of Caiman, including stonewalling Wynnefield’s request that Mr. Kahn be appointed to the WEDC Board and as a member of the special strategic review committee.

Given the Board’s demonstrated callousness toward its shareholders, it is hardly surprising that WEDC refused the Shareholder Group an opportunity to ask questions during the earnings call held on December 11, 2008, despite our repeated attempts to do so.  However, we are gratified that the concerns raised by our fellow shareholders that were permitted to participate in the earnings call, mirror our concerns.

The concerns articulated by our fellow shareholders reflect that the Board should:

•
Refrain from risking additional shareholder capital on any further acquisitions. Considering that the two acquisitions endorsed by members of the current Board have been total failures and were completely written off after many years of major operating losses and at a significant total cost to the shareholders, the LAST thing WEDC should do is to execute additional acquisitions without first seeking shareholder approval.

•	Provide shareholders with the honest and transparent process that they deserve by exploring the full range of “strategic alternatives”.
•
Cease diluting shareholders via the outright grant of “risk-less” equity awards to management that have no performance criteria.  The awards are particularly egregious at the current depressed prices and provide no incentive for improving WEDC’s financial performance.

•	Implement compensation policies that align the interests of management and the Board with the interests of shareholders.

Unlike the current Board, our Director Nominees would NOT have:

•	Granted cashless, dilutive equity awards to management that vest 50% each year without requiring management or the market price of WEDC’s stock, to meet any performance targets or financial metrics.
•	Refused to disclose or consider bona fide acquisition proposals at a significant premium to market in an apparent effort of self-preservation.
•	Squandered over $25 million of shareholder capital on two failed acquisitions and egregious termination payments to a former CEO.

Our Director Nominees:

•
Will ensure that any equity related compensation is directly aligned with shareholder interests by requiring the achievement of meaningful price and financial performance targets for vesting of any such awards.

•
Will reverse the historical failures of the current Board by conducting a strategic review process that is transparent, bona fide, fair and robust, with a publicly announced end date that is truly designed to maximize shareholder value.

•	Will make capital allocation decisions that are in the best interests of all of the shareholders they serve.
•	Are eminently qualified to either operate WEDC or execute whatever strategy would best maximize value for all shareholders.

WEDC’s current Board and management have presided over a massive destruction of shareholder value… why should shareholders believe that the current Board now suddenly has the ability to reverse its historical failures and the desire to correct the lack of alignment of its interests with the interests of all WEDC’s shareholders.  With the exception of Ed White, virtually no Board member has ever purchased a share.  Most of their ownership has been granted as a no-cost stake in the Company.  The Board is gambling with shareholder money, while providing itself and management with the ability to reap all of the upside without having to take any downside risk!

Pending WEDC’s shareholders having the opportunity to vote on the future of WEDC, the Shareholder Group urges the Board to preserve shareholders’ remaining equity until the shareholders have had the opportunity to vote for the Director Nominees at the Annual Meeting.

Very truly yours,

	Wynnefield Partners Small Cap Value, L.P.		Caiman Partners, L.P.

By:	Wynnefield Capital Management, LLC, its general partner	By:	Caiman Capital GP, L.P., its general partner By: Caiman Capital Management LLC, its managing general partner

By:	/s/ Nelson Obus	By:	/s/ Brian Kahn
	Nelson Obus, Co-Managing Member		Name: Brian Kahn
Title: Managing Member

ABOUT THE GROUP OF WEDC SHAREHOLDERS:

The Group of WEDC Shareholders (or the Shareholder Group) includes Wynnefield Capital, Inc. and its affiliates, and Caiman Partners L.P. and its affiliates.  Wynnefield is a long-term shareholder in White Electronics, holding approximately 6.3% of the Company's outstanding common stock, is currently the Company's third-largest shareholder.  Established in 1992, Wynnefield Capital, Inc. is a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  Caiman and its affiliates hold approximately 3.5% of the Company's common shares.  Founded in 2003, Caiman focuses on public and private market investments in the consumer, manufacturing, and defense industries.

# # #
CONTACT:
Eric Berman
of Kekst and Company
212-521-4894

CERTAIN INFORMATION CONCERNING THE SHAREHOLDER GROUP

THE SHAREHOLDER GROUP ADVISES ALL SHAREHOLDERS OF WEDC TO READ THE PROXY STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

The Shareholder Group is Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Nelson Obus and Joshua Landes (collectively, the “Wynnefield Group”) and Caiman Partners, L.P., Caiman Capital GP, L.P., Caiman Capital Management LLC and Brian Kahn (collectively, the “Caiman Group”).

As of the date of this filing, the Wynnefield Group beneficially owns 1,427,001 shares of WEDC common stock and the Caiman Group beneficially owns 803,700 shares of WEDC common stock.  As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, the Shareholder Group is deemed to beneficially own, in the aggregate, 2,230,701 shares of WEDC common stock. Each of the members of the Shareholder Group disclaims beneficial ownership of such shares of WEDC common stock, except to the extent of their respective pecuniary interest therein. Further information relating to the Shareholder Group’s interests in WEDC common stock is contained in Item 5 of the Schedule 13D filed with the SEC on December 11, 2008.

Contact:

Max Batzer
Wynnefield Capital, Inc.
(212) 760-0330